Exhibit 6.1

AMENDMENT TO OFFICER RETAINER AGREEMENT

KRONOS Advanced Technologies, Inc.

OFFICER RETAINER AGREEMENT

THIS AMENDMENT TO OFFICER RETAINER AGREEMENT (“Agreement") that was entered into by and between KRONOS Advanced Technologies, Inc., a Nevada corporation

(“Corporation”) and Joseph Florence(“Officer") as of May 26, 2020. The amendment was entered on October 7th, 2020.

WHERE AS, an Officer in addition to other duties was elected by the board to the position of Chief Operating Officer (COO) reporting to the CEO (and in the interim to the board).

1. Services Provided as COO

As Chief Operating Officer (COO) the Officer will provide services as outlined in the Job Description in Appendix A attached below.

2. Compensation.

5.1 Retainer. Starting on October 12th, The Corporation shall pay Officer a (SEC rule 701 or rule 144) an additional stock retainer of value of five thousand dollars ($5,000) for a total compensation of fifteen thousand dollar ($15,000.00) per month during Officer’s period of Service (“Retainer"), payable in 4 quarterly installments in arrears. The value of the stock shall be calculated month by month and the amount of stock to be issued to the Officer will be determined by the value of the stock trade price on the last trading day of each month but shall not exceed 150,000 shares (one hundred thousand) per month.

Officer Signature For Corporation

Name : Joseph Florence Name: Michael Rubinov

Title: Kronos CTO & COO Title: President and BDO

Signature Signature

______________________   _____________________

Appendix A: Job Description for Kronos Chief Operations Officer (COO)

Reporting Structure

•COO reports to Kronos CEO (or to the board in the interim).

Objectives of this Role

•Collaborate with the CEO in setting and driving organizational vision, operational strategy, and hiring needs

•Translate strategy into actionable goals for performance and growth helping to implement organization-wide goal setting, performance management, and annual operating planning

•Oversee company operations and employee productivity, building a highly inclusive culture ensuring team members thrive and organizational outcomes are met

•Ensure effective recruiting, onboarding, professional development, performance management, and retention

•Adhere to company, federal, state, and local business requirements, enforcing compliance and taking action when necessary

Daily and Monthly Responsibilities

•Analyze internal operations and identify areas of process enhancement

•Developed business KPI metrics to monitor the performance of the organization in sales/logistics/operations

•Develop actionable business strategies and plans that ensure alignment with shortterm and long-term objectives developed in tandem with the CEO and company board

•Directly oversee operations, HR, and accounting, and partner with the CEO on sales management to budget for sufficient investment capital to achieve growth targets over the near term

•Aggressively manage capital investment and expenses to ensure the company achieves investor targets relative to growth and profitability

•Monitor performance with tracking and establish corrective measures as needed, and prepare detailed reports, both current and forecasting

•Maintain and build trusted relationships with key customers, clients, partners, and stakeholders